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                                                                   EXHIBIT 10.12

March 13, 2000

Mr. Andrew Fox
Acting President and CEO
High Speed Net Solutions, Inc.
434 Fayetteville Street Mall, Suite 2120
Raleigh, NC 27601

Dear Andy:

Summus, Ltd. ("Summus") hereby agrees that during the term of the Software License Agreement (the "SLA") entered into between Summus, Ltd., and High Speed Net Solutions, Inc. ("HSNS"), dated February 18, 2000, neither Summus nor any of its Affiliates will directly engage in any use of the MaxxSystem Software or of the product functionality contained in the MaxxSystem Software, either alone or in any combination, for a purpose that is directly competitive with the business of HSNS as it is presently constituted. Affiliate is a person or entity that directly or indirectly controls, is controlled by, or is under common control with Summus.

Furthermore, Summus hereby agrees that from the date of the SLA through the earlier of July 1, 2001, or the effective date of termination of the SLA, Summus shall not sell, license or grant any other rights to use the MaxxSystem software or the product functionality contained in the MaxxSystem Software to entities other than Summus for any use that is directly competitive with the business of HSNS as presently constituted. In the case of Summus Affiliates, the restriction contained in the preceding sentence shall continue throughout the term of the SLA. Without limiting the foregoing, the prohibition in this paragraph shall not apply to licenses of the MaxxSystem software to an entity solely for the purpose of such entity marketing, advertising and/or promoting such entity's own products, services or views and opinions.

In consideration for the above described commitments by Summus, HSNS agrees to pay Summus $1,000 dollars concurrently with the execution of this letter and to implement commercially viable sales and marketing facilities to promote its Service Bureau use (as defined in the Revenue Sharing Agreement dated February 18, 2000) of the MaxxSystem Software.

Agreed to by:                                Agreed to by:
/s/ Dr. Bjorn Jawerth                        /s/ Andrew Fox
-----------------------                      ---------------------
Dr. Bjorn Jawerth                            Andrew Fox
President and Chairman of the Board          Acting President and CEO,
Summus, Ltd.                                 Executive Vice President
                                             High Speed Net Solutions, Inc.